George Putnam Balanced Fund, July 31, 2017 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	5,615
Class B	   50
Class C	   94
Class M	  239

72DD2 (000s omitted)

Class R	     2
Class R5	   566
Class R6	    62
Class Y	   444

73A1

Class A	0.104
Class B	0.040
Class C   0.039
Class M	0.062

73A2

Class R	0.086
Class R5	0.128
Class R6	0.137
Class Y	0.126

74U1	(000s omitted)

Class A   52,748
Class B	 1,203
Class C	 2,467
Class M	 3,845

74U2	(000s omitted)

Class R	    39
Class R5	     1
Class R6	   732
Class Y	 3,766

74V1

Class A	17.97
Class B	17.76
Class C	17.83
Class M	17.72

74V2

Class R	17.91
Class R5	18.03
Class R6	18.04
Class Y	18.03

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.